Exhibit 99

MICROFRAME, INC. ANNOUNCES PRIVATE PLACEMENT

Edison,  New Jersey - April 26, 1996 - MicroFrame,  Inc. (OTC - NASDAQ SmallCap:
MCFR), announced today that it has sold for an aggregate purchase price of $1,055,000 to accredited investors 844,000 shares of Common Stock, 844,000 Class A Warrants exercisable during a four year period for a like number of shares of Common Stock at an exercise price of $1.50 per share and 844,000 Class B Warrants exercisable during a four year period for a like number of shares of Common Stock at an exercise price of $2.00 per share. The proceeds of the private placement will be used for working capital purposes, including new product development.

Certain individuals and corporations, including certain officers and directors of the Company, have the right to purchase up to an additional 684,550 shares of Common Stock, Class A Warrants and Class B Warrants on the same terms and conditions as the investors in this private placement.

The Company develops and markets a wide range of hardware and software products and systems that provide security, network management and remote telemaintenance for voice and data communications networks. The Company has established a worldwide customer base which includes major US and non-US telecommunications providers, PBX vendors, financial institutions, Fortune 500 companies and numerous government agencies. The Company has more than 2,000 installations across North America, South America, Europe and the Pacific Rim.


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